Exhibit 10.1

EXECUTION COPY

CREDIT AND GUARANTY AGREEMENT

dated as of October 24, 2007

among

AMEDISYS, INC. and AMEDISYS HOLDING, L.L.C.,

as Borrowers

CERTAIN SUBSIDIARIES OF AMEDISYS, INC.,

as Guarantors,

VARIOUS LENDERS,

CIBC WORLD MARKETS CORP.,

as Joint Lead Arranger and Joint Book Runner,

JP MORGAN SECURITIES INC.,

as Joint Lead Arranger, Joint Book Runner and Syndication Agent, and

CANADIAN IMPERIAL BANK OF COMMERCE,

New York Agency

as Administrative Agent

$100,000,000 Revolving Credit Facility

i

APPENDIX:

Revolving Commitments

SCHEDULES:

1.01A:	Existing Letters of Credit
4.01A:	Jurisdictions of Organization and Qualification
4.01B:	Initial Guarantors
4.02:	Capital Stock and Ownership
4.12:	Material Real Estate Assets
4.20:	Health Care Matters
6.01:	Certain Indebtedness
6.02:	Certain Liens
6.06:	Certain Investments
6.09:	Certain Affiliate Transactions

EXHIBITS:

A-1:	Funding Notice
A-2:	Conversion/Continuation Notice
A-3:	Issuance Notice
B-1:	Revolving Loan Note
B-2:	Swing Line Note
C:	Compliance Certificate
D:	Assignment and Assumption Agreement
E:	Solvency Certificate
F:	Counterpart Agreement
G:	Administrative Questionnaire
H:	Joinder Agreement
I:	Prepayment Notice

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 24, 2007, is entered into by and among AMEDISYS, INC., a Delaware corporation (the “Lead Borrower”) and AMEDISYS HOLDING, L.L.C., a Louisiana limited liability company (the “Co-Borrower”; together with the Lead Borrower, the “Borrowers”), CERTAIN SUBSIDIARIES OF THE BORROWERS, as Guarantors, the Lenders party hereto from time to time, CIBC WORLD MARKETS CORP. (“CIBC WM”), as Joint Lead Arranger and Joint Book Runner, CANADIAN IMPERIAL BANK OF COMMERCE, New York Agency (“CIBC”), as Administrative Agent (in such capacity, “Administrative Agent”) and JP MORGAN SECURITIES INC. (“JPM”), as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

RECITALS

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Lenders have agreed to extend certain revolving credit facilities to the Borrowers in an aggregate amount not to exceed $100,000,000;

WHEREAS, the proceeds of such credit facilities will be used to provide ongoing working capital and for other general corporate purposes of the Borrowers and their Subsidiaries;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01 Definitions.

The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Act” as defined in Section 4.18.

“Additional Commitment Lender” as defined in Section 2.40.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) the rate per annum (i) as calculated by the British Bankers’ Association and obtained by the Administrative Agent through a nationally recognized service such as the Dow Jones Market Service (Telerate) or Reuters (the “Service”) (or on any successor or substitute page of such Service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rates referenced in the preceding clause (a) is not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market) by CIBC for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit G.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), prosecution, governmental investigation, audit or arbitration (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrowers or any of their Subsidiaries, threatened against or affecting the Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries.

“Affected Lender” as defined in Section 2.33(b).

“Affected Loans” as defined in Section 2.33(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of Syndication Agent and Administrative Agent.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of October 24, 2007, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Applicable Anniversary Date” as defined in Section 2.40.

“Applicable Margin” and “Applicable Commitment Fee” means a percentage, per annum, determined by reference to the Total Leverage Ratio in effect from time to time as set forth below:

Pricing Level	Total Leverage Ratio	Applicable Margin for Revolving Loans (Eurodollar Loans)	Applicable Margin for Revolving Loans (Base Rate Loans)	Applicable Commitment Fees
I.	≥ 2.0	1.50%	.50%	.30%
II.	< 2.0 but ≥ 1.5	1.25%	.25%	.25%
III.	< 1.5 but ≥ 1.0	1.0%	0.0%	.20%
IV.	< 1.0	.75%	0.0%	.15%

No change in the Applicable Margin or Applicable Commitment Fee shall be effective until three (3) Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(c) calculating the Total Leverage Ratio. From the Closing Date to the date of delivery of the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(c) calculating the Total Leverage Ratio for the first Fiscal Quarter ended after the Closing Date, the Applicable Margin shall be determined as if Pricing Level IV applied. At any time the Borrowers have not submitted to Administrative Agent the applicable information as and when required under Section 5.01(c), the Applicable Margin shall be determined as if Pricing Level I applied. Promptly after receipt of the applicable information under Section 5.01(c), Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin or Applicable Commitment Fee in effect from such date.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Assessments” as defined in Section 4.20(g).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrowers or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrowers’ or any of their Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including, without limitation, the Capital Stock of any of the Borrowers’ Subsidiaries, other than inventory sold or leased in the ordinary course of business (excluding any such sales, leases or licenses by operations or divisions discontinued or to be discontinued).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, senior vice president—accounting or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Issuing Bank and Lender.

“Big Four Accounting Firm” means any of Ernst & Young LLP, PriceWaterhouseCoopers LLP, Deloitte & Touche LLP or KPMG LLP.

“Board of Directors” means (i) in the case of a Person that is a limited partnership, the general partner or any committee authorized to act therefor, (ii) in the case of a Person that is a corporation, the board of directors of such Person or any committee authorized to act therefor, (iii) in the case of a Person that is a limited liability company, the board of managers or members of such Person or such Person’s manager or any committee authorized to act therefor and (iv) in the case of any other Person, the board of directors, management committee or similar governing body or any authorized committee thereof responsible for the management of the business and affairs of such Person.

“Borrowers” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s and (vi) auction rate securities rated Aa3 by Moody’s or AA- by S&P with reset dates of one year or less from the date of acquisition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Lead Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Lead Borrower; or (ii) the majority of the seats (other than vacant seats) on the Board of Directors of the Lead Borrower cease to be occupied by Persons who either (a) were members of the Board of Directors of the Lead Borrower on the Closing Date or (b) were nominated for election by the Board of Directors of the Lead Borrower, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors.

“CIBC” as defined in the preamble hereto.

“CIBC WM” as defined in the preamble hereto.

“Closing Date” means October 24, 2007.

“Co-Borrower” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consent Subsidiary” means any Subsidiary formed or acquired after the date hereof, in respect of which the consent of any Person other than the Borrowers or any Wholly Owned Subsidiary is required by applicable law or the terms of any organizational document of such Subsidiary or other agreement of such Subsidiary or any Affiliate of such Subsidiary in order for such Subsidiary to become a Guarantor.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined on a consolidated basis for the applicable Person equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for Taxes based on income, (d) total depreciation expense, (e) total amortization expense, and (f) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) minus (ii) other non-cash items increasing Consolidated Net Income for such period (excluding (A) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period and (B) any such non-cash item to the extent it will result in the receipt of cash payments in any future period or in respect of which cash was received in a prior period). Except where otherwise indicated, “Consolidated Adjusted EBITDA” refers to Consolidated Adjusted EBITDA of the Lead Borrower and its consolidated Subsidiaries.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Lead Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Lead Borrower and its Subsidiaries.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash for such period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Lead Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Lead Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, debt issuance costs, debt discount or premium and other financing fees and expenses paid on or before the Closing Date.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Lead Borrower and its consolidated Subsidiaries for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries, (b) the income of any Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (c) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Lead Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP (without giving effect to original issue discount).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Loan Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Sections 2.25, 2.26, and 2.28 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to the Lead Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which the Borrowers, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” as defined in Section 2.38.

“Defaulting Lender” as defined in Section 2.38.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, or (c) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, each Issuing Bank and the Swing Line Lender, and (iii) unless a Default or an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, their Affiliates or Subsidiaries or any natural person.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers or any of their Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of the Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrowers or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrowers or such Subsidiary and with respect to liabilities arising after such period for which the Borrowers or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension

Plan resulting in liability to the Borrowers, any of their Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, the Swing Line Lender, each Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by their overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which their principal office is located or, in the case of any Lender, in which their applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which either Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.37), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.36(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.36(a).

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and set forth on Schedule 1.01A.

“Existing Maturity Date” as defined in Section 2.40.

“Extending Lender” as defined in Section 2.40.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrowers or any of their Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.02.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share Shortfall” as defined in Section 7.02.

“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Financial Plan” as defined in Section 5.01(g).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Lead Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fraudulent Transfer Laws” as defined in Section 2.41.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Borrower” as defined in Section 2.41.

“Funding Default” as defined in Section 2.38.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, certificate of need, approval, agreement, provider number, registration, certificate, filing, consent, authorization, plan, directive, consent order, consent decree or other permission (including any supplements or amendments thereto) of or from any Governmental Authority.

“Governmental Third Party Payor” as defined in Section 4.20(c).

“Governmental Third Party Payor Programs” as defined in Section 4.20(c).

“Granting Lender” as defined in Section 10.06(g).

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (a) as of the Closing Date, the Initial Guarantors and (b) each Subsidiary of the Borrowers that is added as a Guarantor pursuant to the terms of Section 5.09 after the Closing Date (a “Supplemental Guarantor”), and in each such case their respective successors and assigns.

“Guaranty” means the guaranty of each Guarantor set forth in Article Seven.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Health Care Laws” means (a) any and all federal and state fraud and abuse laws, including without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statute and any comparable state laws, (b) the Health

Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.), the regulations promulgated thereunder and any comparable state laws, (c) Medicare, (d) Medicaid and (e) any other state or federal law, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates patient or program charges, billing and collections, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care or reimbursement therefor.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.

“HIPAA Compliance Plan” as defined in Section 4.20(g).

“HIPAA Compliant” means that to the extent applicable, each of the Borrowers and their Subsidiaries (a) is in material compliance with any and all of the applicable requirements of HIPAA and (b) is not subject to, and would not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to cause a Material Adverse Effect in connection with any violation by the Borrowers or any of their Subsidiaries of then effective requirements of HIPAA.

“Historical Financial Statements” means as of the Closing Date, (i) the audited consolidated financial statements of the Lead Borrower and its Subsidiaries for the immediately preceding three Fiscal Years, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited quarterly consolidated financial statements of the Lead Borrower and its Subsidiaries as at any Fiscal Quarter following December 31, 2006 that is ended 45 days prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the three-, six-or nine-month period, as applicable, ending on such date.

“Immaterial Subsidiary” means any Subsidiary (a) which has net revenues less than 2.5% of the net revenues of the Lead Borrower and its Subsidiaries on a consolidated basis or (b) which has Consolidated Adjusted EBITDA less than 2.5% of the total Consolidated Adjusted EBITDA of the Lead Borrower and their Subsidiaries on a consolidated basis.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement be deemed “Indebtedness” for any purpose under Section 6.07.

“Indemnified Taxes” means Taxes (which for the avoidance of doubt, are payable hereunder or under any of the other Loan Documents) other than Excluded Taxes.

“Indemnitee” as defined in Section 10.02.

“Initial Guarantors” means, subject to Section 5.09, each Subsidiary of the Lead Borrower as of the Closing Date (other than the Co-Borrower, any Immaterial Subsidiaries, Saint Alphonso Home Health and Hospice, LLC and any other Consent Subsidiaries).

“Intellectual Property” means (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all broadcast rights, (e) all mask works and all applications, registrations and renewals in connection therewith, (f) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, (i) all copies and tangible embodiments thereof (in whatever form or medium) and (j) all licenses and agreements in connection therewith.

“Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each of the months of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any

Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months and, to the extent available to each applicable Lender, nine- or twelve-months, as selected by the Lead Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Borrowers’ and their Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrowers or any of their Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrowers from any Person (other than the Borrowers or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrowers or any of their Subsidiaries to any other Person (other than the Borrowers or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means (i) CIBC, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, (ii) in respect of the Existing Letters of Credit only, JPMC, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity and (iii) such other Lender from time to time designated by the Lead Borrower, which has agreed in writing to act as Issuing Bank hereunder.

“Joinder Agreement” means an agreement substantially in the form of Exhibit H.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPM” as defined in the preamble hereto.

“JPMC” means JP Morgan Chase Bank, N.A.

“Lead Arrangers” means CIBC WM and JPM, in such capacity.

“Lead Borrower” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Letter of Credit” means a standby or trade letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (i) $15,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrowers.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means a Revolving Loan, and a Swing Line Loan.

“Loan Document” means any of this Agreement, the Notes, if any, any documents or certificates executed by the Borrowers in favor of an Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith.

“Loan Party” means each Person (other than any Agent, any Issuing Bank or any Lender or any representative thereof) from time to time party to a Loan Document.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Loan Parties in excess of $20,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole; (b) the ability of the Loan Parties to fully and timely perform their Obligations; (c) the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents; or (d) the rights, remedies and benefits available to, or conferred upon, any Beneficiary under any Loan Document.

“Material Asset Sale” means any Asset Sale, other than in connection with a Permitted Acquisition, involving the disposition of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Capital Stock of a Person and (y) yields gross proceeds to the Borrowers and their Subsidiaries in excess of $5,000,000.

“Material Subsidiary” means any Subsidiary of the Borrowers (other than any Immaterial Subsidiary).

“Maturity Date” means the third anniversary of the Closing Date, subject (as to any Lender) to any extension thereof pursuant to Section 2.40.

“Medicaid” means collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“New Revolving Commitments” as defined in Section 2.39.

“New Revolving Lender” as defined in Section 2.39.

“New Revolving Loans” as defined in Section 2.39.

“Non-Extending Lender” as defined in Section 2.40.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Notice Date” as defined in Section 2.40.

“Obligation Fair Share” as defined in Section 2.41.

“Obligation Fair Share Shortfall” as defined in Section 2.41.

“Obligation Fair Share Contribution Amount” as defined in Section 2.41.

“Obligation Aggregate Payments” as defined in Section 2.41.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.07.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” as defined in clause (d) of Section 10.06.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by the Borrowers or any of their Wholly-Owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or of 50% or more of the Capital Stock of, or a business line or unit or a division of, any Person (the “Target”); provided,

(a)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)	the Lead Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.07(c));

(c)	such acquisition and all transactions related thereto (i) shall be consummated in accordance with all material applicable laws and (ii) shall not be preceded by, or effected pursuant to, a hostile takeover offer; and

(d)	in the case of any acquisition, the cash consideration of which is equal to or greater than $20,000,000, or the total consideration for which is equal to or greater than $40,000,000, the Borrowers shall have delivered to Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.07 as required under clause (b) above, setting forth the aggregate consideration for such acquisition and any other relevant financial information required to demonstrate compliance with Section 6.07.

“Permitted Investments” means each of the Investments permitted pursuant to Section 6.06.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prepayment Notice” means a notice substantially in the form of Exhibit K.

“Prime Rate” means the rate of interest per annum that CIBC announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, the Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth in Section 10.01, or such other office as such Person may from time to time designate in writing to the Lead Borrower, Administrative Agent and each Lender.

“Privacy and Security Rules” as defined in Section 4.20(g).

“Private Third Party Payor” as defined in Section 4.20(c).

“Private Third Party Payor Programs” as defined in Section 4.20(c).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Revolving Exposure of such Lender, by (B) an amount equal to the sum of the aggregate Revolving Exposure.

“Projections” as defined in Section 4.08.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Refunded Swing Line Loans” as defined in Section 2.06(d).

“Register” as defined in Section 10.06(c).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” as defined in Section 2.10.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders.

“Responsible Officer” means, as to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or senior vice president, and such Person’s chief financial officer, secretary or treasurer.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrowers or any of their Subsidiaries now or hereafter outstanding.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on the Appendix or in the applicable Assignment and Assumption Agreement, Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $100,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.26, or 2.28, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of an Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to either Borrower pursuant to Section 2.03 and/or Section 2.38.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented, restated or otherwise modified from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SEC” means Securities and Exchange Commission or any successor thereto.

“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or senior vice president—accounting of the Lead Borrower substantially in the form of Exhibit E.

“Solvent” means, with respect to any Loan Party, that as of the date of determination both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Event of Default” means an Event of Default pursuant to Section 8.01(a), Section 8.01(f) and Section 8.01(g).

“Subject Transaction” as defined in Section 6.07(c).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplemental Guarantor” as defined in Section 5.09.

“Swing Line Lender” means JPMC, in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swing Line Loan” means a Loan made by the Swing Line Lender to either Borrower pursuant to Section 2.05.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $15,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Syndication Agent” means JPM, in such capacity.

“Target” as defined in the definition of Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing an Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.

“Transactions Rule” as defined in Section 4.20(g).

“Type of Loan” means (i) with respect to Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Lead Borrower to Lenders pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements. To the extent there are any changes in GAAP from the date of this Agreement, if at any time such change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Lead Borrower or Administrative Agent shall so request, Administrative Agent and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with such GAAP prior to such change therein.

Section 1.03 Interpretation, etc.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Construction.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement; (iii) this Agreement has been drafted jointly by all of the parties hereto; and (iv) neither Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and the Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

ARTICLE TWO

LOANS AND LETTERS OF CREDIT

Section 2.01 [Intentionally Reserved].

Section 2.02 [Intentionally Reserved].

Section 2.03 Revolving Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to the Borrowers in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.03 may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.04 Borrowing Mechanics for Revolving Loans.

(a) Except pursuant to Section 2.10, Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(b) Whenever the Lead Borrower desires that Lenders make Revolving Loans, the Lead Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Lead Borrower shall be bound to make a borrowing in accordance therewith.

(c) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the Lead Borrower.

(d) Each Lender with a Revolving Commitment shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower designated on the Funding Notice on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to an account of such Borrower as may be designated in writing to Administrative Agent by the Lead Borrower.

Section 2.05 Swing Line Loans Commitments.

During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make Swing Line Loans to the Borrowers in the aggregate amount up to but not exceeding, the Swing Line Sublimit; provided, after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.05 may be repaid and reborrowed during the Revolving Commitment Period. The Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.

Section 2.06 Borrowing Mechanics for Swing Line Loans.

(a) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 (if less, the remaining balance) and integral multiples of $50,000 in excess of that amount.

(b) Whenever the Lead Borrower desires that the Swing Line Lender make a Swing Line Loan, the Lead Borrower shall deliver to the Swing Line Lender, with a copy to the Administrative Agent, a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.

(c) The Swing Line Lender shall make the amount of its Swing Line Loan available to the Borrower designated on the Funding Notice not later than 3:00 p.m. (New York City time) on the applicable Credit Date, upon satisfaction or waiver of the conditions precedent specified herein, by wire transfer of same day funds in Dollars to an account of the applicable Borrower as may be designated in writing by the Lead Borrower.

(d) With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.25, the Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the Borrowers), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrowers) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrowers on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the Swing Line Lender requests Lenders holding a Revolving Commitment to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders holding Revolving Commitments other than the Swing Line Lender shall be immediately delivered by the Administrative Agent to the Swing Line Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender to the applicable Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans but shall instead constitute part of the Swing Line Lender’s outstanding Revolving Loans to such Borrower and shall be due under the Revolving Loan Note issued by such Borrower to the Swing Line Lender. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of such Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders holding Revolving Commitments in the manner contemplated by Section 2.32.

(e) If for any reason Revolving Loans are not made pursuant to Section 2.06(d) in an amount sufficient to repay any amounts owed to the Swing Line Lender in respect of any outstanding Swing Line Loans on the Business Day after demand for payment thereof by the Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from the Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to the Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to the Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by the Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(f) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swing Line Lender believed in good faith that all conditions under Section 3.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) the Swing Line Lender shall not be obligated to make any Swing Line Loans

(A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless the Swing Line Lender has entered into arrangements satisfactory to it and the Lead Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

Section 2.07 Letters of Credit.

(a) During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees, severally and not jointly, to issue Letters of Credit for the account of the Lead Borrower in the aggregate amount, for all Issuing Banks, up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the applicable Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) five (5) days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such Letter of Credit. Subject to the foregoing, each Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Issuing Bank elects not to extend for any such additional period; provided each Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided further in the event a Funding Default exists, no Issuing Bank shall be required to issue any Letter of Credit unless the applicable Issuing Bank has entered into arrangements satisfactory to it and the Lead Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Notwithstanding anything to the contrary herein, the Existing Letters of Credit for the account of or on behalf of the Lead Borrower that are outstanding on the Closing Date shall be deemed to be Letters of Credit issued hereunder on the Closing Date. The Lead Borrower shall, to the extent the Existing Letters of Credit issued by JPMC have not previously expired or been terminated, replace such Existing Letters of Credit with Letters of Credit issued by CIBC Inc. no later than the expiration date of each such Existing Letter of Credit.

Section 2.08 Notice of Issuance.

Whenever the Lead Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice (including the identity of the Issuing Bank to whom the request is made) no later than 1:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by the applicable Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.02, the designated Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.11.

Section 2.09 Responsibility of Issuing Banks with Respect to Requests for Drawings and Payments.

In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, each Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Borrowers and Issuing Banks, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Banks, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Banks shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Banks, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Banks under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Banks to the Borrowers. Notwithstanding anything to the contrary contained in this Section 2.09, the Borrowers shall retain any and all rights it may have against Issuing Banks for any liability arising solely out of the gross negligence or willful misconduct of Issuing Banks.

Section 2.10 Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit.

In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrowers and Administrative Agent, and the Borrowers shall reimburse the applicable Issuing Bank (i) by 11:00 a.m. on the same date on which the Borrowers receive notice that a drawing has been honored or (ii) if the Borrowers receive such notice after 11:00 a.m. (New York City time), on or before the Business Day immediately following receipt of such notice (in each case, the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrowers shall have notified Administrative Agent and the applicable Issuing Bank prior to 1:00 p.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the applicable Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrowers shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with a Revolving Commitment to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with a Revolving Commitment shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.10 shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrowers shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.10.

Section 2.11 Lenders’ Purchase of Participations in Letters of Credit.

Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrowers shall fail for any reason to reimburse such Issuing Bank on the Reimbursement Date as provided in Section 2.10, the applicable Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to such Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Bank specified in such notice, not later than 3:00 p.m. (New York City time) on the same business day (under the laws of the jurisdiction in which such office of such Issuing Bank is located) notified by such Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to such Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.11, the applicable Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.11 shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from such Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank. In the event the applicable Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.11 for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.11 with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth in Section 10.01 or at such other address as such Lender may request.

Section 2.12 Obligations Absolute.

The obligation of the Borrowers to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.10 and the obligations of Lenders under Section 2.11 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Borrowers or any of their Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by such Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question.

Section 2.13 Indemnification.

Without duplication of any obligation of the Borrowers under Section 10.02, in addition to amounts payable as provided herein, the Borrowers hereby agree, jointly and severally, to protect, indemnify, pay and save harmless the Issuing Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Banks may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by an Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank or (2) the wrongful dishonor by an Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of an Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

Section 2.14 Pro Rata Shares.

All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.15 Availability of Funds.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the applicable Credit Date that such Lender will not make available to Administrative Agent such Lender’s share of such Loans, Administrative Agent may assume that such Lender has made such share available on such applicable Credit Date and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loans available to Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Loan included on such Credit Date. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Payments by the Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrowers will not make such payment, Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Banks, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.16 Use of Proceeds.

The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date shall be applied by the Borrowers for working capital and general corporate purposes of the Borrowers and their Subsidiaries, including Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

Section 2.17 Lenders’ Evidence of Debt.

Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or either Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

Section 2.18 Notes.

If so requested by any Lender by written notice to the Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

Section 2.19 Interest Rate on Loans.

Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(a) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(b) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

Section 2.20 Interest Rate.

(a) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Lead Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, the Loans initially shall be made as Base Rate Loans until the date which is ten (10) days following the Closing Date. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(b) In connection with Eurodollar Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Lead Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Lead Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Lead Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone promptly confirmed in writing) to the Lead Borrower and each Lender.

(c) Interest payable pursuant to Section 2.19 shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(d) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(e) The Borrowers agree to pay to each Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(f) Interest payable pursuant to Section 2.20(e) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.20(e), such Issuing Bank shall distribute to the Administrative Agent (for distribution to each Lender), out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to the Administrative Agent (for distribution to each Lender which has paid all amounts payable by it under Section 2.11 with respect to such honored drawing) such Lender’s Pro Rata Share of any interest received by an Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which such Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.

Section 2.21 Conversion/Continuation.

(a) Subject to Section 2.33 and so long as no Default or Event of Default shall have occurred and then be continuing, the Lead Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrowers shall pay all amounts due under Section 2.33 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan, if a Revolving Loan, equal to $1,000,000 and integral multiples of $100,000 in excess of that amount, as a Eurodollar Rate Loan.

(b) The Lead Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Lead Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.22 Default Interest.

Upon the occurrence and during the continuance of a Specified Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.22 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.23 Fees.

(a) The Borrowers jointly and severally agree to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (A) the Revolving Commitments, and (B) the sum of (x) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Commitment Fee; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(b) The Borrowers jointly and severally agree to pay to the Administrative Agent on behalf of each Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Sections 2.23(a) and (b) shall be paid by the Lead Borrower to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof. All fees referred to in Section 2.23(a) and 2.23(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable by the Lead Borrower quarterly in arrears on the last Business Day of each of the months of March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

Section 2.24 [Intentionally Omitted].

Section 2.25 Voluntary Prepayments.

(a) Any time and from time to time, subject to Section 2.33, in whole or in part, without premium or penalty:

(i) with respect to Base Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 (or if less, the remaining balance) in excess of that amount in respect of Revolving Loans;

(ii) with respect to Eurodollar Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,0000,000 and integral multiples of $100,000 (or if less, the remaining balance) in excess of that amount in respect of Revolving Loans; and

(iii) with respect to Swing Line Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000 (or if less, the remaining balance), and integral multiples of $50,000 in excess of that amount.

(b) All such prepayments shall be made:

(i) upon not less than one Business Day’s prior written notice in the case of Base Rate Loans;

(ii) upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans; and

(iii) upon written notice on the date of prepayment, in the case of Swing Line Loans;

in each case given in the form of a Prepayment Notice to Administrative Agent or the Swing Line Lender, as the case may be, by 1:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such notice for Revolving Loans by telefacsimile or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

Section 2.26 Voluntary Commitment Reductions.

(a) The Lead Borrower may, upon not less than three Business Days’ prior written notice to Administrative Agent (which notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(b) The Lead Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Lead Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

Section 2.27 [Intentionally Omitted].

Section 2.28 Mandatory Commitment Reductions of Revolving Loans.

The Borrowers shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

Section 2.29 [Intentionally Omitted].

Section 2.30 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.25 shall be applied as specified by the Lead Borrower in the applicable Prepayment Notice; provided, in the event the Lead Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

First, to repay outstanding Swing Line Loans to the full extent thereof; and

Second, to repay outstanding Revolving Loans to the full extent thereof.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 2.33(c).

Section 2.31 General Provisions Regarding Payments.

(a) All payments by the Lead Borrower (on behalf of the Borrowers) of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Eurodollar Rate Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Eurodollar Rate Loan on a date when interest is due and payable with respect to such Eurodollar Rate Loan) shall be applied to the payment of interest before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.22 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by the Administrative Agent hereunder in respect of any of the Obligations, shall be applied first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder (in its capacity as the Administrative Agent and not as a Lender) and all advances made by the Administrative Agent hereunder for the account of the applicable Guarantor, and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under the Credit Agreement, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(h) All payments shall be paid by the Lead Borrower to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

Section 2.32 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.33 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies the Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Lead Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Lead Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Lead Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give written notice (by telefacsimile) to the Lead Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Lead Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Lead Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lead Borrower shall have the option, subject to the provisions of Section 2.33(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice (by telefacsimile) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.33(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. the Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by Administrative Agent or such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Prepayment Notice given by the Borrowers.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.33 and under Sections 2.34 and 2.35 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate

Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.33 and under Section 2.34 and 2.35.

Section 2.34 Compensation For Increased Costs.

If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the definition of Adjusted Eurodollar Rate) or the Issuing Banks;

(ii) subject any Lender or the Issuing Banks to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Banks in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.36 and changes in the rate of any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender or such Issuing Bank, the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

Section 2.35 Capital Requirements; Certificates for Reimbursement; Delay in Requests.

(a) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any lending office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by an Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Sections 2.34 and 2.35(a) and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to Sections 2.34, 2.35 and 2.36 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to Sections 2.34, 2.35 and 2.36 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.36 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.36) Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify, jointly and severally, Administrative Agent, each Lender and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.36) paid by Administrative Agent, such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an Issuing Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, the Swing Line Lender or a Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers pursuant to Section 2.36(a) to a Governmental Authority, the Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which either Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or Administrative Agent as will enable the Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed original copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f) Domestic Lenders. Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed originals of Internal Revenue Service Form W-9.

(g) Treatment of Certain Refunds. If Administrative Agent, a Lender or a Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.36 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender, the Swing Line Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of Administrative Agent, such Lender, the Swing Line Lender or such Issuing Bank, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender, the Swing Line Lender or such Issuing Bank in the event Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent, any Lender, the Swing Line Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

Section 2.37 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.34 or 2.35 or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.34, 2.35 or 2.36 as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree, jointly and severally, to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 2.34 or 2.35, (ii) if the Borrowers is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.36 or (iii) if any Lender refuses to consent to an amendment, modification or waiver required pursuant to Section 10.04 with respect to any Loan Document which has otherwise been approved by Requisite Lenders or (iv) any Lender becomes a Defaulting Lender pursuant to Section 2.38, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to Administrative Agent the assignment fee specified in Section 10.06,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including, if applicable, any amounts under Section 2.33(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.34 or 2.35 or payments required to be made pursuant to Section 2.36, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.38 Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.06(d) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any amendments, consents or waivers) with respect to any of the Loan Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if the Borrowers so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans, if the Borrowers so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.23 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.38, performance by the Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.38. The rights and remedies against a Defaulting Lender under this Section 2.38 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

Section 2.39 Incremental Revolving Facility.

The Lead Borrower may by written notice to the Administrative Agent elect to request, at any time prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) by an amount not in excess of $200,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between $200,000,000 and all such New Revolving Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount, which shall be applied by the Lead Borrower for working capital and general corporate purposes of the Lead Borrower and its Subsidiaries, including Permitted Acquisitions. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Lead Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom the Lead Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that the Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment. In the event that the Administrative Agent declines to assist the Lead Borrower in arranging the New Revolving Loan Commitments, the Administrative Agent hereby agrees to resign, at the request of the Borrower, in accordance with Section 9.06. Such New Revolving Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments; (2) Borrower shall make any payments required pursuant to Section 2.33(c) in connection with the New Revolving Loan Commitments; and (3) the Lead Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

Administrative Agent shall notify Lenders promptly upon receipt of the Lead Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent to effect the provision of this Section 2.39.

Section 2.40 Extension of Maturity Date.

(a) Requests for Extension. The Lead Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not more than 90 days and not less than 60 days prior to any annual anniversary date following the Closing Date (the “Applicable Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect (each such date, an “Existing Maturity Date”); provided that the Lead Borrower may request no more than two such extensions during the term of this Agreement.

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not more than 60 days prior to the Applicable Anniversary Date and not less than the date (the “Notice Date”) that is 30 days prior to the Applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Lead Borrower of each Lender’s determination under this Section no later than the date 30 days prior to the Applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Lead Borrower shall have the right to replace each Non-Extending Lender, at any time after such Lender becomes a Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.06; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective no later than the Existing Maturity Date, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Revolving Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the Applicable Anniversary Date, then, effective as of the Applicable Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the most recent Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Lead Borrower shall deliver to the Administrative Agent a certificate of the Lead Borrower dated as of the Applicable Anniversary Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of the Lead Borrower (i) certifying and attaching the resolutions adopted by the Lead Borrower approving or consenting to such extension and (ii) in the case of the Lead Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Applicable Anniversary Date, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists. In addition, on the Existing Maturity Date applicable to any Non-Extending Lender, the Lead Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required hereunder) to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.14 or 10.04 to the contrary.

Section 2.41 Joint and Several Liability.

(a) All Obligations of the Borrowers under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Credit Party of Obligations arising under Guarantees by such parties.

(b) Until the Obligations shall have been paid in full in Cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other guarantor, shall be junior and subordinate to any rights the Administrative Agent may have against the other Borrower, any such collateral or security, and any such other guarantor. The Borrowers under this Agreement and the other Loan Documents together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrowers’ Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrowers’ Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (X) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (Y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to all the Borrowers, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the

Obligations guaranteed. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section 2.41, any assets or liabilities of such Credit Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.41) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section 2.41. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among the Borrowers of their Obligations as set forth in this Section 2.41 shall not be construed in any way to limit the liability of any Borrower hereunder or under any Loan Document.

(c) Co-Borrower hereby appoints Lead Borrower as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement, and (iv) all other purposes incidental to any of the foregoing. Co-Borrower agrees that any action taken by Lead Borrower as the agent, attorney-in-fact and representative of Co-Borrower shall be binding upon Co-Borrower to the same extent as if directly taken by Co-Borrower.

(d) All Loans shall be made to Lead Borrower as borrower unless a different allocation of the Loans as between Lead Borrower and Co-Borrower with respect to any borrowing hereunder is included in the applicable Funding Notice.

ARTICLE THREE

CONDITIONS PRECEDENT

Section 3.01 Closing Date.

The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions on or before the Closing Date:

(a) Loan Documents. Administrative Agent shall have received sufficient copies of each Loan Document originally executed and delivered by each applicable Loan Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Loan Party, as applicable, and, to the extent applicable, a photocopy of a copy certified by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto (or, if not a recent date, to include a certification that no change has incurred between the date of certification and the Closing Date) ; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated on or about September 28, 2007; and (v) such other documents as Administrative Agent may reasonably request.

(c) Existing Indebtedness. On the Closing Date, the Lead Borrower and its Subsidiaries shall have (other than in respect of Indebtedness described in Section 6.01): (i) repaid in full all existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, and (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing existing indebtedness or other obligations of the Lead Borrower and its Subsidiaries thereunder being repaid on the Closing Date.

(d) Financial Statements; Projections. Lenders shall have received from the Lead Borrower (i) the Historical Financial Statements and (ii) the Projections.

(e) Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Baker Donelson Bearman Caldwell & Berkowitz, PC and Kantrow Spaht Weaver and Blitzer (APLC), counsel for Loan Parties and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(f) Fees. The Lead Borrower shall have paid to Administrative Agent and its Affiliates, the fees payable on the Closing Date pursuant to any separate letter agreements with respect to fees payable to Administrative Agent and its Affiliates.

(g) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Lead Borrower demonstrating that after giving effect to the entering into of this Agreement, the Lead Borrower and its Subsidiaries are and will be Solvent.

(h) Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding a Loan on the Closing Date or by the funding of any New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such Loans.

Section 3.02 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, any Issuing Bank to issue any Letter of Credit, each extension of Maturity Date pursuant to Section 2.40 or on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.04, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of each Credit Date, the representations and warranties of each Loan Party contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

Any Agent or Requisite Lenders shall be entitled, but not obligated, to request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct:

Section 4.01 Organization; Requisite Power and Authority; Qualification.

Each of the Borrowers and their Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01A (as amended, supplemented or otherwise modified from time to time pursuant to Section 5.09), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect. Each Subsidiary of the Lead Borrower that is an Initial Guarantor as of the Closing Date is identified in Schedule 4.01B.

Section 4.02 Capital Stock and Ownership.

The Capital Stock of each of the Borrowers and their Subsidiaries has been duly authorized and validly issued and, with respect to the Lead Borrower and the corporate Subsidiaries of the Lead Borrower, is fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrowers or any of their Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of the Borrowers or any of their Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrowers or any of their Subsidiaries of any additional membership interests or other Capital Stock of the Borrowers or any of their Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrowers or any of their Subsidiaries. Schedule 4.02 correctly sets forth the ownership interest of the Borrowers and their Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.03 Due Authorization.

The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04 No Conflict.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to the Borrowers or any of their Subsidiaries, any of the Organizational Documents of the Borrowers or any of their Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on the Borrowers or any of their Subsidiaries except to the extent such violation would not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of the Borrowers or any of their Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrowers or any of their Subsidiaries; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of the Borrowers or any of their Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

Section 4.05 Governmental Consents.

The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except the filing of this Agreement with the SEC as required by the Exchange Act and the rules and regulations thereunder.

Section 4.06 Binding Obligation.

Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07 Historical Financial Statements.

The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Borrowers nor any of their Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is required by GAAP to be reflected in the Historical Financial Statements or the notes thereto, but is not so reflected.

Section 4.08 Projections.

On and as of the Closing Date, the projections of the Borrowers and their Subsidiaries on a consolidated basis for Fiscal Years 2008 and 2009 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Lead Borrower; provided that the Projections are not to be viewed as facts and actual results of the Borrowers and their Subsidiaries on a consolidated basis for the period or periods covered by the Projections may differ from such Projections and the differences may be material; provided further, as of the Closing Date, management of the Lead Borrower believed that the Projections were reasonable and attainable.

Section 4.09 No Material Adverse Change.

Since December 31, 2006, no event, circumstance or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect. It is agreed that the effectiveness of the final Rule adopted by the Centers for Medicare and Medicaid Services effective January 1, 2008, providing payment for home health care services set forth in the Home Health Prospective Payment System Refinement and Rate Update for the calendar year 2008 (Regulations No. CMS 1541-FC, published at 72 Fed. Reg. 49762 (August 29, 2007)) shall not be considered a Material Adverse Effect.

Section 4.10 Adverse Proceedings, etc.

There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws and Health Care Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.11 Payment of Taxes.

Except as otherwise permitted under Section 5.03, all federal tax returns, and all other tax returns and reports of the Borrowers and their Subsidiaries required to be filed by any of them (excluding such other tax returns and reports with respect to which the failure to pay or file could not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise could not reasonably be expected to have a Material Adverse Effect) have been timely filed (including extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrowers and their Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Borrowers know of no proposed tax assessment against the Borrowers or any of their Subsidiaries that is not being actively contested by the Borrowers or such Subsidiary in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrowers and/or their Subsidiaries, as the case may be; and as of the Closing Date no tax Lien has been filed, and to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.12 Properties.

(a) Title. Each of the Borrowers and their Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property, including, but not limited to, Intellectual Property and licenses) all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.07 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.08 or where the failure to have such title or leasehold interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Material Real Estate Assets, and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.

Section 4.13 Environmental Matters.

Neither Borrower nor any of their Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrowers’ and their Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against the Borrowers and their Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of their Subsidiaries nor, to any Loan Party’s knowledge, any predecessor of the Borrowers and their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility in violation of any Environmental Law where such violation is reasonably expected to have a Material Adverse Effect. None of Borrowers’ or any of their Subsidiaries’

operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in the ordinary course of its business in compliance with all Environmental Laws. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrowers and their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 4.14 No Defaults.

Neither Borrower nor any of their Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations (other than this Agreement), and no condition exists which would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

Section 4.15 Employee Matters.

Neither Borrower nor any of their Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrowers or any of their Subsidiaries, or to the best knowledge of the Borrowers, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrowers or any of their Subsidiaries or to the best knowledge of the Borrowers, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrowers or any of their Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of the Borrowers, no union representation question existing with respect to the employees of the Borrowers or any of their Subsidiaries and, to the best knowledge of the Borrowers, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.16 Employee Benefit Plans.

The Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where such non-compliance or non-performance would not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status that would reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrowers, any of their Subsidiaries or any of their ERISA Affiliates except to the extent reflected on the consolidated financial statements of the Lead Borrower and its Subsidiaries and the notes thereto. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material

Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrowers, any of their Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. The Borrowers, their Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.17 Solvency.

Each Loan Party is and, upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.18 Compliance with Statutes, etc.

(a) Each of the Borrowers and their Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrowers and their Subsidiaries, the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”) and the United States Foreign Corrupt Practices Act of 1977, as amended), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither Borrower nor any of their Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of their Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(c) Neither Borrower nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Loan Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

Section 4.19 Disclosure.

No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of the Borrower or any of their Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to the Borrowers, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

Section 4.20 Health Care Matters.

(a) Compliance with Health Care Laws. The Borrowers and their Subsidiaries, when taken as a whole, are in compliance in all material respects with all material Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each of Borrowers and their Subsidiaries, taken as a whole, has in effect all material Governmental Authorizations necessary for it to carry on its business and operations, as presently conducted. All such Governmental Authorizations are in full force and effect and there exists no default under, or violation of, any such Governmental Authorization and neither Borrower nor any of their Subsidiaries has received notice or has knowledge that any Governmental Authority is considering limiting, suspending, terminating, adversely amending or revoking any such Governmental Authorization, in each case, except where the failure to be in full force and effect, and/or default, or violation or such notice would not reasonably be expected to have a Material Adverse Effect.

(b) Filings. Except as set forth on Schedule 4.20, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished by the Borrowers and their Subsidiaries pursuant to any Health Care Law to any Governmental Authority have been so filed, obtained, maintained or furnished except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were or will be corrected in or supplemented by a subsequent filing).

(c) Billing. Each of the Borrowers and their Subsidiaries, to the extent that it is billing the related payor, has the requisite provider number or other Governmental Authorization to bill under Medicare, the respective Medicaid program in the state or states in which such entity operates, or Private Third Party Payor Programs. There is no investigation, audit, claim review, or other action pending, or threatened to the knowledge of the Borrowers, which would result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Governmental Third Party Payor or Private Third Party Payor (as defined below) provider number or result in any of the Borrowers’ or any of their Subsidiaries’ exclusion from any Governmental Third Party Payor Program or Private Third Party Payor Program which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, a “Governmental Third Party Payor” means Medicare, Medicaid, TRICARE, state government insurers and any other person or entity which presently or in the future maintains Governmental Third Party Payor Programs. In addition, for purposes of this Agreement, “Governmental Third Party Payor Programs” means all governmental third party payor programs in which the Borrowers or any of their Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs). For purposes of this Agreement, a “Private Third Party Payor” means private insurers and any other person or entity which presently or in the future maintains Private Third Party Payor Programs. In addition, for purposes of this Agreement, “Private Third Party Payor Programs” means all non-governmental third party payor programs in which the Borrowers or any of their Subsidiaries participate (including, without limitation, managed care plans, or any other private insurance programs).

(d) Accreditation. Each of the Borrowers and their Subsidiaries (i) has received and maintains accreditation to the extent required by law in good standing and without limitation or impairment by all applicable accrediting organizations, including without limitation, the Joint Commission on Accreditation of Healthcare Organizations, and (ii) if applicable, has cured all deficiencies or submitted or will submit a plan of correction to cure all deficiencies noted in its most recent accreditation survey reports, except in the case of clause (i) and (ii) where the failure to require, maintain, cure or submit would not reasonably be expected to have a Material Adverse Effect.

(e) Proceedings. There are no facts, circumstances or conditions that to the knowledge of the Borrowers, would reasonably be expected to form the basis for any valid investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority relating to any of the Health Care Laws against or affecting the Borrowers and their Subsidiaries that are material to the Borrowers and their Subsidiaries, taken as a whole. Except as disclosed to the Administrative Agent, neither Borrowers nor any of their Subsidiaries (1) is a party to a corporate integrity agreement, or (2) has any reporting obligations pursuant to a settlement agreement, plan of correction, or other remedial measure entered into with any Governmental Authority. Each of the Borrowers and their Subsidiaries, as applicable, has complied with the terms and conditions of any corporate integrity agreements, settlement agreements, plans of correction, or other remedial measures or demand of any Governmental Authority to which it is subject except where non-compliance would not be expected to have a Material Adverse Effect.

(f) Exclusion. Neither Borrower nor any of their Subsidiaries or their respective officers, directors, employees or agents is, has been, or has been threatened to be, (i) excluded from any Governmental Third Party Payor Program pursuant to 42 U.S.C. § 1320a-7b and related regulations, or (ii) made a party to any other action by any Governmental Authority that may prohibit it from selling products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations, except where the same would not reasonably be expected to have a Material Adverse Effect.

(g) HIPAA Compliance. To the extent applicable to the Borrowers or any of their Subsidiaries, and for so long as (1) the Borrowers or any of their Subsidiaries are a “covered entity” as defined in 45 C.F.R. § 160.103, (2) the Borrowers or any of their Subsidiaries are a “business associate” as defined in 45 C.F.R. § 160.103, (3) the Borrowers or any of their Subsidiaries are subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 (the “Transactions Rule”) and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164 (the “Privacy and Security Rules”), and/or (4) the Borrowers or any of their Subsidiaries sponsor any “group health plans” as defined in 45 C.F.R. § 160.103, the Borrower and their Subsidiaries as the case may be, has: (i) completed surveys, inventories, reviews, analyses and/or assessments, including risk assessments, (collectively “Assessments”) of all material areas of its business and operations subject to HIPAA and/or that would be materially and adversely affected by the failure of the Borrowers or any of their Subsidiaries, as the case may be, to the extent these Assessments are appropriate or required for the Borrowers or any of their Subsidiaries, as the case may be, to be HIPAA Compliant; (ii) developed a plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) implemented those provisions of its HIPAA Compliance Plan necessary for such Borrower and its Subsidiaries to be HIPAA Compliant except where non-compliance is not reasonably expected to have a Material Adverse Effect.

ARTICLE FIVE

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Five.

Section 5.01 Financial Statements and Other Reports.

The Lead Borrower will deliver to Administrative Agent and Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year (or such earlier period as required by the rules and regulations of the Exchange Act), the consolidated balance sheets of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (commencing with the Fiscal Year ended December 31, 2008). The Lead Borrower may comply with this Section 5.01(a) by furnishing Administrative Agent and each Lender, in lieu of the foregoing financial statements, a copy of the Lead Borrower’s Quarterly Report on Form 10-Q for the applicable quarterly accounting period as filed by the Lead Borrower with the SEC;

(b) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year (or such earlier period as required by the rules and regulations of the Exchange Act), (i) the consolidated balance sheets of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements (commencing with the Fiscal Year ended December 31, 2008), in reasonable detail; and (ii) with respect to such consolidated financial statements a report thereon of a Big Four Accounting Firm or an independent certified public accounting firm of recognized national standing as selected by the Lead Borrower and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Lead Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement, during the normal course of the annual audit, by such independent certified public accountants stating whether any condition or event that constitutes an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof or a similar written statement reasonably acceptable to the Administrative Agent. The Lead Borrower may comply with this Section 5.01(b) by furnishing the Administrative Agent and each Lender, in lieu of the foregoing financial statements, a copy of the Lead Borrower’s Annual Report on Form 10-K for the applicable Fiscal Year as filed by the Lead Borrower with the SEC;

(c) Compliance Certificate. Together with each delivery of financial statements of the Lead Borrower and its Subsidiaries pursuant to Sections 5.01(a) and 5.01(b), a duly executed and completed Compliance Certificate;

(d) Notice of Default and Material Adverse Effect. Promptly upon any Responsible Officer of the Lead Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Lead Borrower with respect thereto; (ii) that any Person has given any notice to the Lead Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.01(b); or (iii) of the occurrence of any event or change that has caused, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Lead Borrower has taken, is taking and proposes to take with respect thereto;

(e) Notice of Litigation. Promptly upon any Responsible Officer of the Lead Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Lead Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), is reasonably expected to result in damages not otherwise covered by insurance in excess of $5,000,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(f) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Lead Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(g) Financial Plan. As soon as practicable and in any event no later than January 31 of each Fiscal Year (or, if earlier, ten (10) Business Days after approval by the Board of Directors of the Lead Borrower), a consolidated financial forecast for such Fiscal Year (a “Financial Plan”), including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Year, together with a summary of the assumptions on which such forecasts are based;

(h) Tax Notices. Promptly upon any officer of the Lead Borrower obtaining knowledge of a tax event or liability not previously disclosed in writing by the Lead Borrower to Administrative Agent which would reasonably be expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Lead Borrower to enable Lenders and their counsel to evaluate such matters;

(i) Environmental Notices. Promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, and (2) any remedial action taken by the Lead Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect;

(j) Health Care Matters.

(i) copies of any written recommendation from any Governmental Authority or other regulatory body to the Lead Borrower or any of its Subsidiaries regarding any Governmental Authorizations, Governmental Third Party Payor Program providers or any notice regarding any accreditations or supplier numbers that have been suspended, revoked, or limited in any way, or any penalties or sanctions imposed that are material to the Borrowers and their Subsidiaries, taken as a whole;

(ii) notice of termination of eligibility to participate in any reimbursement program of any Third Party Payor Program that is material to the Borrowers and their Subsidiaries, taken as a whole;

(iii) the occurrence of any reportable event under any settlement agreement or corporate integrity agreement entered into by the Lead Borrower or any of its Subsidiaries with any Governmental Authority;

(iv) promptly upon any Responsible Officer of the Lead Borrower obtaining knowledge thereof, notice that an officer, manager or employee of the Lead Borrower or any of its Subsidiaries: (A) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. § 1320a-7a or is the subject of a proceeding seeking to assess such penalty; (B) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. § 1320a-7b) or is the subject of a proceeding seeking to assess such penalty; (C) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, 1518 or is the subject of a proceeding seeking to assess such penalty; or (D) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the federal False Claims Act or a qui tam action; and

(v) copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of the Lead Borrower or any of its Subsidiaries other than those which are routine and non-material to the Borrowers and their Subsidiaries taken as a whole; and

(k) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Lead Borrower to its security holders acting in such capacity, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Lead Borrower with any securities exchange or with the SEC, and (B) such other information and data with respect to the Lead Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

Section 5.02 Existence.

Except as otherwise permitted under Section 6.08, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory) and franchises, licenses, approvals and permits material to its business; provided, no Loan Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

Section 5.03 Payment of Taxes and Claims.

Each Loan Party will, and will cause each of its Subsidiaries to, pay all federal income taxes and all other Taxes (excluding such other Taxes with respect to which the failure to pay could not result in the loss, suspension, or impairment of any material Governmental Authorization, and otherwise could not reasonably be expected to have a Material Adverse Effect) imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, except where the failure to pay any such state and local Taxes prior to such time would not result in a Material Adverse Effect; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor. No Loan Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than the Borrowers or any of their Subsidiaries).

Section 5.04 Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrowers and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

Section 5.05 Insurance.

The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers (i) business interruption insurance and (ii) casualty insurance, public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

Section 5.06 Inspections.

Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect, at such Lender’s expense, any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their senior executive officers and independent public accountants, all upon reasonable notice and at such reasonable times (not to exceed two in any twelve-month period) during normal business hours and as often as may reasonably be requested.

Section 5.07 Compliance with Laws.

Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the material requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including ERISA and all Environmental Laws and Health Care Laws) and the material conditions and requirements of any Governmental Authorizations.

Section 5.08 Hazardous Materials Activities, etc.

Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Subsidiaries.

The Borrowers will at all times maintain Guarantees from their Subsidiaries such that as of the end of each Fiscal Quarter (x) the Consolidated Adjusted EBITDA of the Borrowers and the Guarantors (excluding any contribution to Consolidated Adjusted EBITDA from majority-owned Joint Ventures) are not less than 95% of the Consolidated Adjusted EBITDA of the Borrowers and their consolidated Subsidiaries (excluding any contribution to Consolidated Adjusted EBITDA from majority-owned Joint Ventures) and (y) the aggregate net revenues of the Borrowers and the Guarantors in accordance with GAAP (excluding any contribution to net revenues from majority-owned Joint Ventures) calculated as of the last day of the Borrowers’ and the Guarantors’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter do not constitute less than 95% of the aggregate net revenues of the Borrowers and their consolidated Subsidiaries (excluding any contribution to net revenues from majority-owned Joint Ventures) calculated as of the last day of the Borrowers and their Subsidiaries’ most recently ended Fiscal Quarter for the four consecutive Fiscal Quarters ending with such Fiscal Quarter. The Borrowers shall (a) cause each Subsidiary of the Borrowers acquired or created after the Closing Date (other than certain Immaterial Subsidiaries designated by the Borrowers Borrower and any Consent Subsidiaries, in each case subject to the foregoing sentence) (each, a “Supplemental Guarantor”) to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement promptly after acquisition or creation of such Subsidiary, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.01(b). With respect to each such Supplemental Subsidiary, the Borrowers shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrowers, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.02 with respect to all Subsidiaries of the Borrowers; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 for all purposes hereof.

Section 5.10 Further Assurances.

At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Section 5.11 Books and Records.

Each of the Loan Parties will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.12 Compliance Program.

Each of the Borrowers and their Subsidiaries shall, (a) to the extent necessary, review and revise its policies and procedures to provide continuing compliance with all applicable Health Care Laws, (b) maintain appropriate programs and procedures for communicating such policies and procedures to all officers, directors and employees of the Borrowers and their Subsidiaries, (c) provide that all officers, directors and employees of the Borrowers and their Subsidiaries are able to report violations of any Health Care Laws, and (d) provide that such reported violations are adequately addressed and corrected as soon as practicable.

Section 5.13 Condition of Participation in Third Party Payor Programs.

To the extent applicable to the Borrowers and their Subsidiaries in the conduct of their business, each of the Borrowers and their Subsidiaries shall maintain its qualification for participation in, and payment under, Governmental Third Party Payor Programs and Private Third Party Payor Programs, that provide for payment or reimbursement for services, except to the extent such loss or relinquishment would not reasonably be expected to have a Material Adverse Event. The Borrowers and their Subsidiaries shall promptly furnish or cause to be furnished to Administrative Agent and Lenders copies of all material reports and correspondence, if any, it sends or receives relating to any material loss or revocation (or material threatened loss or revocation) of any qualification described in this Section 5.13.

ARTICLE SIX

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article Six.

Section 6.01 Indebtedness.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Guarantor to the Borrowers or to any other Guarantor, or of the Borrowers to any Guarantor; provided, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (ii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrowers or to any of its Subsidiaries for whose benefit such payment is made;

(c) Indebtedness incurred by the Borrowers or any of their Subsidiaries arising from agreements providing for indemnification, deferral, credit portion or adjustment of purchase price or similar obligations (other than earnouts), or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrowers or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrowers or any of their Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guarantees by the Borrowers of Indebtedness of a Guarantor or guarantees by a Subsidiary of the Borrowers of Indebtedness of the Borrowers or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(g) Indebtedness described in Schedule 6.01, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h) Indebtedness with respect to Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed at any time $10,000,000;

(i) Indebtedness in respect of earnouts in connection with Permitted Acquisitions;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrowers or any of their Subsidiaries after the Closing Date as the result of a Permitted Acquisition in an aggregate amount not to exceed at any time $20,000,000, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrowers or any of their Subsidiaries (other than by any such person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i)

above, provided, that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(k) other secured Indebtedness of the Borrowers or any of their Subsidiaries in an aggregate amount not to exceed at any time $10,000,000 in addition to Indebtedness described in Schedule 6.01;

(l) other unsecured Indebtedness of the Borrowers or any of their Subsidiaries owed to sellers in connection with Permitted Acquisitions; and

(m) other unsecured Indebtedness of the Borrowers; provided that (i) the Borrowers or any of their Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.07 as of the last day of the Fiscal Quarter most recently ended (on a pro forma basis after giving effect to the incurrence of such Indebtedness) and (ii) the weighted average life to maturity of such Indebtedness shall be no shorter than the then remaining weighted average life to maturity of the Revolving Loans (assuming the maximum number of extensions permitted at the time of incurrence pursuant to Section 2.40), provided that this clause (m)(ii) shall not apply with respect to any issuance (or related series of issuances) of unsecured Indebtedness with a principal amount of less than $100,000,000.

Section 6.02 Liens.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrowers or any of their Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except (each of the following, collectively, the “Permitted Liens”):

(a) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(b) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(d) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(e) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(f) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any (i) letter of intent or purchase agreement permitted hereunder or (ii) Permitted Acquisitions;

(g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(j) licenses of patents, trademarks and other Intellectual Property rights granted by the Borrowers or any of their Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrowers or such Subsidiary;

(k) Liens described in Schedule 6.02;

(l) Liens securing Indebtedness permitted pursuant to Section 6.01(h) and (j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(m) other Liens on assets securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(n) Liens consisting of judgment or judicial attachment liens with respect to judgments that do not constitute an Event of Default under Section 8.01.

Section 6.03 No Further Negative Pledges.

Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Loan Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

Section 6.04 Restricted Payments.

No Loan Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a) so long as the Total Leverage Ratio set forth in Section 6.07 as of the last day of the Fiscal Quarter most recently ended (on a pro forma basis after giving effect to such payment) is greater than or equal to 2.00:1.00 and no Default or Event of Default shall have occurred and be continuing (or would result therefrom), the Lead Borrower may make Restricted Payments in an amount not to exceed 50% of the Consolidated Net Income accrued for the most recently ended four Fiscal Quarter period for which financial statements have been delivered pursuant to Section 5.01 (treated as one accounting period) (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit) less the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount of any payments made in property other than in cash to be valued at fair market value) made during such period;

(b) (i) any Subsidiary may make Restricted Payments to its direct parent to the extent its parent is a Borrower or any of their Subsidiaries, (ii) any such Subsidiary that is not a Wholly Owned Subsidiary may make distributions to Persons that are not Loan Parties, pro rata to such Persons’ ownership of such Subsidiary and concurrently with the making of distributions to the Loan Parties or otherwise for Taxes payable by such Persons (whether or not pro rata, but if not pro rata the Loan Parties shall receive at least their pro rata share); and

(c) so long as the Total Leverage Ratio set forth in Section 6.07 as of the last day of the Fiscal Quarter most recently ended (on a pro forma basis after giving effect to such payment) is less than 2.00:1.00 and no Default or Event of Default shall have occurred and be continuing (or would result therefrom), the Lead Borrower may make Restricted Payments.

Section 6.05 Restrictions on Subsidiary Distributions.

Except as provided herein, in any other Loan Document or pursuant to the organizational documents of any Consent Subsidiary, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Lead Borrower to:

(a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Lead Borrower or any other Subsidiary of the Lead Borrower;

(b) repay or prepay any Indebtedness owed by such Subsidiary to the Lead Borrower or any other Subsidiary of the Lead Borrower;

(c) make loans or advances to the Lead Borrower or any other Subsidiary of the Lead Borrower; or

(d) transfer any of its property or assets to the Lead Borrower or any other Subsidiary of the Lead Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.01(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, or (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

Section 6.06 Investments.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture or general partnership, except (each of the following, collectively, the “Permitted Investments”):

(a) Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date in any Subsidiary, and (ii) Investments made after the Closing Date in Wholly-Owned Guarantor Subsidiaries of the Lead Borrower;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrowers or any of their Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.01(b) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes-Oxley Act to the extent the Borrowers or any of their Subsidiaries are subject thereto);

(e) Consolidated Capital Expenditures;

(f) loans and advances to employees of the Borrowers or any of their Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $1,000,000 in the aggregate;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.08;

(h) Investments described in Schedule 6.06;

(i) Investments in Joint Ventures in which the Lead Borrower or its Subsidiaries own less than 50% of the Capital Stock thereof in an aggregate amount not to exceed at any time $10,000,000; and

(j) other Investments in an aggregate amount not to exceed at any time $5,000,000.

Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07 Financial Covenants.

(a) Interest Coverage Ratio. The Lead Borrower shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2007 to be less than 3.50:1.00.

(b) Total Leverage Ratio. The Lead Borrower shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2007 to exceed 2.50:1.00.

(c) Certain Calculations. With respect to any twelve month period during which a Material Asset Sale, a Material Acquisition or, in the Lead Borrower’s discretion, any other Permitted Acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.07, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include net cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer or senior vice president—accounting of the Lead Borrower) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrowers or any of their Subsidiaries which shall be reformulated as if such Subject Transaction and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period). The failure of the Lead Borrower to include a Permitted Acquisition in the calculations pursuant to this Section 6.08 for any twelve month period shall not preclude the Lead Borrower from including such Permitted Acquisition in the calculation for any subsequent twelve month period for which such Permitted Acquisition may be applicable.

Section 6.08 Fundamental Changes; Disposition of Assets; Acquisitions.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, or become a general partner in any partnership, except:

(a) any Subsidiary of the Lead Borrower may be merged with or into the Borrowers or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrowers , in all cases involving the Borrowers, or any Guarantor; provided, in the case of such a merger, the Borrowers or such Guarantor, as applicable shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-cash proceeds) (i) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $50,000,000 and (ii) when aggregated with the proceeds of all other Asset Sales made after the Closing Date and prior to the date of determination, are less than $100,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the Board of Directors of the Lead Borrower) and (2) no less than 90% of such consideration shall be paid in cash;

(d) disposals of obsolete, worn out or surplus property;

(e) Permitted Acquisitions occurring after the Closing Date; and

(f) Investments made in accordance with Section 6.06.

Section 6.09 Transactions with Shareholders and Affiliates.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Lead Borrower or of any such holder, unless such transaction (i) has been disclosed to Administrative Agent, and (ii) is on terms that are no less favorable to the Lead Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided the foregoing restriction shall not apply to (a) the payment by the Borrowers or any of their Subsidiaries of reasonable and customary fees to members of its and its Subsidiaries’ Boards of Directors and the payment and provisions of reasonable compensation and benefits (including, without limitation, permitted incentive stock plans) to officers; (b) compensation arrangements for officers and other employees of the Borrowers or any of their Subsidiaries entered into in the ordinary course of business; (c) transactions among the Loan Parties and (d) transactions described in Schedule 6.09.

Section 6.10 Conduct of Business.

From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.11 Fiscal Year.

No Loan Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31 (other than Wentworth Homecare and Hospice, LLC, Tri-Cities Home Health, LLC, Heart of the Rockies Home Health, LLC, Saint Alphonsus Home Health and Hospice, LLC and Portneuf Home Health Care, LLC, which each has a Fiscal Year-end of June 30).

Section 6.12 No Foreign Subsidiaries.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, acquire or otherwise own directly or indirectly any Subsidiary other than any Subsidiary organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.

ARTICLE SEVEN

GUARANTY

Section 7.01 Guaranty of the Obligations.

Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors.

All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors.

Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrowers’ becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute.

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrowers and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrowers or any of such other guarantors and whether or not the Borrowers are joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guarantees of the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any other guarantees of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrowers or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any defenses, set-offs or counterclaims which the Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors.

Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, or (ii) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrowers or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, and (iii) any rights to set-offs, recoupments and counterclaims; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrowers and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, etc.

Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrowers with respect to the Guaranteed Obligations, and (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrowers. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrowers, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrowers, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07 Subordination of Other Obligations.

Any Indebtedness of the Borrowers or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty.

This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or the Borrowers.

It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrowers or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of the Borrowers.

Any Credit Extension may be made to the Borrowers or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrowers at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrowers. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrowers or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrowers or any other Guarantor or by any defense which the Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty upon Sale of Guarantor.

If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

ARTICLE EIGHT

EVENTS OF DEFAULT

Section 8.01 Events of Default.

If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by the Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to the Issuing Banks in reimbursement of any drawing under a Letter of Credit; (iii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due; or (iv) any other amount due hereunder within three (3) Business Days after delivery of notice from the Administrative Agent; or

(b) Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in a principal amount of $10,000,000 or more (provided that, if (and only so long as) all such failures to pay are in the nature of a set-off against purchase price adjustments or indemnities, in each case arising from Permitted Acquisitions, then such $10,000,000 threshold amount shall be deemed to be $20,000,000) individually or in the aggregate, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. (i) Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.16, Section 5.02 or Article Six; or (ii) failure of any Loan Party to perform or comply with any term or condition contained in Section 5.01(a) through (c) and such failure shall not have been remedied or waived within ten (10) Business Days after such failure; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) a Responsible Officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrowers of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrowers or any of their Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 60 days; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrowers or any of their Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrowers or any of their Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrowers or any of their Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrowers or any of their Material Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been stayed, dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Borrowers or any of their Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrowers or any of their Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrowers or any of their Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Borrowers or any of their Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in an amount in excess of $10,000,000 in any case individually or in the aggregate at any time (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) or any material non-monetary judgment shall be entered or filed against the Borrowers or any of their Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of the Borrowers, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably would be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guarantees and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(m) Health Care Matters. The Borrowers or any of their Subsidiaries fails to (i) comply, in any material respect, with any Health Care Law or (ii) maintain any material Governmental Authorization, material accreditation or material Government Third Party Payor Program provider agreement, and, in each case, such failure will cause a Material Adverse Effect;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrowers by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Banks to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.04(d) and Section 2.11; and (C) Administrative Agent shall direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.01(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time.

ARTICLE NINE

AGENTS

Section 9.01 Appointment and Authority.

CIBC WM and JPM are hereby appointed Lead Arrangers hereunder and under the other Loan Documents and each Lender hereby authorizes the Lead Arrangers to act as its agent in accordance with the terms hereof and the other Loan Documents. CIBC is hereby appointed Administrative Agent hereunder and under the other Loan Documents by the Lenders’ acceptance of the benefits hereof. JPM is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with terms hereof and the other Loan Documents. Each of the Lenders, the Swing Line Lender and each Issuing Bank hereby irrevocably appoints CIBC as its agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article Nine are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. As of the Closing Date, neither JPM, in its capacity as Syndication Agent, nor CIBC WM, in its capacity as a Lead Arranger, nor JPM, in its capacity as a Lead Arranger shall have any obligation, but shall be entitled to all benefits of this Article Nine.

Section 9.02 Rights as a Lender.

Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Administrative Agent hereunder in their individual capacities. Administrative Agent and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing,

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the relevant Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by Administrative Agent or any of their respective Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.04) or in the absence of its own gross negligence or willful misconduct. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice thereof is given to Administrative Agent by the Borrowers, a Lender or an Issuing Bank.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article Three or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.04 Reliance by Administrative Agent.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such sub-agent with the approval of Administrative Agent (such appointing sub-agent is referred to in this Section 9.05 as an “Appointing Sub-Agent”). Administrative Agent and each such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article Nine and of Section 10.02 shall apply to any of the Related Parties of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article Nine and of Section 10.02 shall apply to each such sub-agent and to the Related Parties of each sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Article Nine were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent and/or an Appointing Sub-Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and, if applicable, an Appointing Sub-Agent and not to any Loan Party Lender or any other Person and no Loan Party Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.06 Resignation of Administrative Agent.

Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify the Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article Nine and Section 10.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07 Non-Reliance on Agents and Other Lenders.

Each Lender, the Swing Line Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 9.09 Guaranty.

(a) Agents under Guaranty. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty. Subject to Section 10.04, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.04) have otherwise consented.

(b) Right to Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, (other than Section 10.03), the Borrowers, Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof.

Section 9.10 Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any and all expenses incurred.

ARTICLE TEN

MISCELLANEOUS

Section 10.01 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to the Borrowers, to it at Amedisys, Inc., 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816; Attention: Chief Financial Officer; Telecopier No. (225) 298-6435; with a copy to: the Senior Vice President-Finance and (other than notices pursuant to Article II):

Kantrow Spaht Weaver and Blitzer (APLC)

P.O. Box 2997/445 North Blvd., Suite 300

Baton Rouge, LA 70821-2997

Attention: Lee C. Kantrow, Esq.

Facsimile: (225) 343-0630

(ii) if to Administrative Agent or CIBC in its capacity as Issuing Bank, to:

Canadian Imperial Bank of Commerce,

New York Agency

300 Madison Avenue

New York, New York 10017

Attention: Agency Services

Facsimile No.: (212) 856-3763

and (other than notices pursuant to Article II)

Attention: Caroline Adams

Facsimile No.: (212) 856-3991

with a copy of notices (other than notices pursuant to Article II) to:

Latham & Watkins LLP

885 Third Avenue, New York, NY 10022

Attention: Marcus J. Dougherty

Facsimile No.: (212) 751-4864; and

(iii) if to Swing Line Lender to:

JPMorgan Chase Bank, N.A.

451 Florida Street

Baton Rouge, LA 70801

Attention: Suzanne Marqette

Facsimile No.: (225) 332-4234

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if a confirmation has been received and, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article Two if such Lender or such Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or the Borrowers may, in their reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to the other parties hereto.

Section 10.02 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay jointly and severally (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agents, any Lender or any Issuing Bank, including the fees, charges and disbursements of counsel for the Agents, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All amounts referred to in this Section 10.02(b) shall be paid by the Lead Borrower to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify jointly and severally the Agents (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any

Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrowers or any of their Subsidiaries, or any Environmental Liability related in any way to the Borrowers or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, such Indemnitee; and provided further that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to such indemnified liabilities arising out of legal proceedings commenced against a Lender by the assignee of such Lender to the extent such proceedings relates (A) solely to breaches of representations or warranties of such assigning Lender regarding ownership or authority to assign all or a portion of its Revolving Commitment or Loans owing to it or other Obligation, or (B) principally to statements or representations made by an assigning Lender to such assignee that were not based upon information supplied by the Borrowers. All amounts referred to in this Section 10.02(b) shall be paid by the Lead Borrower to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(c) Reimbursement by Lenders. To the extent that the Borrowers fail to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agents (or any sub-agent thereof), the Issuing Banks or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agents (or any such sub-agent), the Issuing Banks or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents (or any such sub-agent) or the Issuing Banks in their capacity as such, or against any Related Party of any of the foregoing acting for the Agents (or any such sub-agent) or Issuing Banks in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.11.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section 10.02 shall be payable not later than five (5) Business Days after demand therefor.

Section 10.03 Right of Set-Off.

If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against and on account of any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, each Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees promptly to notify the Borrowers and Administrative Agent after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.04 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.04(b), 10.04(c) and 10.04(d), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.22) or any fee payable hereunder or change the cash pay nature of any such interest;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.04(b) or Section 10.04(c);

(viii) amend, directly or indirectly, the definition of “Requisite Lenders” or “Pro Rata Share” (or any other defined terms used to define terms); provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty from the Guaranty except as expressly provided in the Loan Documents; or

(x) waive an Event of Default under Section 8.01(a).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.11 without the written consent of Administrative Agent and of the Issuing Banks; or

(iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Modification of Financial Covenants. So long as any two Lenders together constitute Requisite Lenders, no amendment, modification, termination or waiver of any provision of Section 6.07 (or, with respect only to their application in Section 6.07, any defined term used in Section 6.07) or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of one or more Lenders having or holding Revolving Exposure and representing more than 66 2/3% of the aggregate Revolving Exposure of all Lenders (and, in any case, the written concurrence of Requisite Lenders).

Section 10.05 Execution of Amendments, etc.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

Section 10.06 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Commitments and Revolving Loans, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned;

(iii) Assignment and Assumption Agreement. The parties to an assignment shall (A) electronically execute and deliver to the Administrative Agent and the Lead Borrower an Assignment and Assumption Agreement via an electronic settlement acceptable to the Administrative Agent or (B) manually execute and deliver to the Administrative Agent and the Lead Borrower an Assignment and Assumption Agreement; and

(iv) Assignment Fee and Administrative Questionnaire. The parties to each assignment shall deliver to Administrative Agent a processing and recordation fee of $3,500 (except in the case of an assignment to an Affiliate of the assigning Lender, in which case the processing and recordation fee shall be $500, or as otherwise agreed by Administrative Agent) and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire and any forms or other documents required pursuant to Section 2.36.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the

Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) , but shall continue to be entitled to the benefits of Sections 2.34, 2.35 and 10.02 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of the Lead Borrower, shall maintain at its office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Lead Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Lead Borrower or Administrative Agent, sell participations to any Person (other than a natural person or the Lead Borrower or any of the Lead Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Lead Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver to: (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Guarantors or all or substantially all of the value of the Guaranty from the Guaranty (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. Subject to paragraph (e) of this Section, the Lead Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.33(c), 2.34, 2.35 and 2.36 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.03 as though it were a Lender, provided such Participant agrees to be subject to Section 2.32 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.33(c), 2.34, 2.35 and 2.36 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.36 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Lead Borrower, to comply with Section 2.36(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower, the option to provide to the Lead Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Lead Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06, any SPV may (i) with notice to, but without the prior written consent of, the Lead Borrower and the Administrative Agent and without paying any processing fee therefore, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Lead Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 10.06(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, no SPV shall be entitled to any greater rights under Section 2.36 than its Granting Lender would have been entitled to absent the use of such SPV.

Section 10.07 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements.

All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.33(c), 2.34, 2.35, 2.36, 10.02 and 10.03 and the agreements of Lenders set forth in Sections 2.33, 9.03, 10.02 and 10.16 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability.

In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Documents, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Headings.

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAW AND RULES.

(b) Submission to Jurisdiction. The Lead Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Lead Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Lead Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.15 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 Treatment of Certain Information; Confidentiality.

Each of the Agents, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and their respective partners, directors, officers, employees, agents, advisors, auditors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agents, any Lender or any Issuing Bank on a nonconfidential basis from a source other than the Lead Borrower.

For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.17 Usury Savings Clause.

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

Section 10.18 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article Three, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement

Section 10.19 Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.20 Entire Agreement.

This Agreement represents the entire agreement of the parties with regard to the subject matter hereof, and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement.

Section 10.21 Patriot Act Notification.

Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

Section 10.22 Release on Payment in Full.

Lenders shall, upon the written request and at the expense of the Borrowers, upon the termination of all Revolving Commitments, the payment in full of all Obligations and the cancellation, expiration or cash-collateralization (to the reasonable satisfaction of the Issuing Banks) of all Letters of Credit in accordance herewith, at the Borrowers’ request and at no cost to Lenders, reasonably cooperate with the Borrowers in assigning the Notes (without recourse) at payoff and will execute all documents reasonably necessary to evidence the discharge or such assignment of the Obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AMEDISYS, INC.,
as the Lead Borrower

By:	/s/ Larry R. Graham
Name:	Larry R. Graham
Title:	President and Chief Operating Officer

AMEDISYS HOLDING, L.L.C., as the Co-Borrower

By:	/s/ Larry R. Graham
Name:	Larry R. Graham
Title:	President

Guarantors:

ADVENTA HOSPICE, INC.
ADVENTA HOSPICE SERVICES OF FLORIDA, INC.
AMEDISYS HOME HEALTH, INC. OF ALABAMA
AMEDISYS HOME HEALTH, INC. OF FLORIDA
AMEDISYS HOME HEALTH, INC. OF SOUTH CAROLINA
AMEDISYS HOME HEALTH, INC. OF VIRGINIA
AMEDISYS SPECIALIZED MEDICAL SERVICES, INC.
HHC, Inc.
HMR ACQUISITION, INC.
HOME HEALTH OF ALEXANDRIA, INC.,
HOUSECALL, INC.
HOUSECALL HOME HEALTH, INC.
HOUSECALL MEDICAL RESOURCES, INC.
HOUSECALL MEDICAL SERVICES, INC.
HOUSECALL SCS MANAGEMENT, INC.
HOUSECALL SIC MANAGEMENT, INC.
HOUSECALL SUPPORTIVE SERVICES, INC.
HORIZONS HOSPICE CARE, INC.
AMEDISYS AIR, L.L.C.
AMEDISYS ALASKA, L.L.C.
AMEDISYS ARIZONA, L.L.C.
AMEDISYS ARKANSAS, L.L.C.
AMEDISYS CALIFORNIA, L.L.C.
AMEDISYS COLORADO, L.L.C.
AMEDISYS EQUITY GROUP, L.L.C.
AMEDISYS GEORGIA, L.L.C.
AMEDISYS HEALTH MANAGEMENT
AMEDISYS HOLDING, L.L.C.
AMEDISYS HOSPICE, L.L.C.
AMEDISYS IDAHO, L.L.C.
31AMEDISYS ILLINOIS, L.L.C.
AMEDISYS INDIANA, L.L.C.
AMEDISYS KANSAS, L.L.C.
AMEDISYS LA ACQUISITIONS, L.L.C.
AMEDISYS LOUISIANA, L.L.C.
AMEDISYS MARYLAND, L.L.C.
AMEDISYS MICHIGAN, L.L.C.
AMEDISYS MISSISSIPPI, L.L.C.
AMEDISYS MISSOURI, L.L.C.
AMEDISYS NEVADA, L.L.C.
AMEDISYS NEW HAMPSHIRE, L.L.C.
AMEDISYS NEW MEXICO, L.L.C.
AMEDISYS NORTH CAROLINA, L.L.C.
AMEDISYS NORTHWEST, L.L.C.
AMEDISYS OHIO, L.L.C.
AMEDISYS OKLAHOMA, L.L.C.

AMEDISYS OREGON, L.L.C.

AMEDISYS PENNSYLVANIA, L.L.C.

AMEDISYS PROPERTY, L.L.C.

AMEDISYS QUALITY OKLAHOMA, L.L.C.

AMEDISYS SC, L.L.C.

AMEDISYS SOUTH FLORIDA, L.L.C.

AMEDISYS SP-IN, L.L.C.

AMEDISYS SP-KY, L.L.C.

AMEDISYS SP-OH, L.L.C.

AMEDISYS SP-TN, L.L.C.

AMEDISYS TENNESSEE, L.L.C.

AMEDISYS UTAH, L.L.C.

AMEDISYS WASHINGTON, L.L.C.

AMEDISYS WEST VIRGINIA, L.L.C.

AMEDISYS WYOMING, L.L.C.

ARNICA THERAPY SERVICES, L.L.C.

By:	/s/ Larry R. Graham
Name:	Larry R. Graham
Title:	President

AMEDISYS TEXAS, LTD

By:	Amedisys Health Management, L.L.C., General Partner

	By:	/s/ Larry R. Graham
	Name:	Larry R. Graham
	Title:	President

CIBC WORLD MARKETS CORP.,
as a Joint Lead Arranger and a Joint Book Runner

By:	/s/ Doug Curnett
Name:	Doug Curnett
Title:	Managing Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY,
as Administrative Agent and an Issuing Bank

By:	/s/ Caroline Adams
Name:	Caroline Adams
Title:	Authorized Signatory

CIBC INC., as a Lender

By:	/s/ Caroline Adams
Name:	Caroline Adams
Title:	Authorized Signatory

JP MORGAN SECURITIES INC.,
as a Joint Lead Arranger, a Joint Book Runner and Syndication Agent

By:	/s/ John Stucker
Name:	John Stucker
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender, the Swing Line Lender and the Issuing Bank in respect of the Existing Letters of Credit

By:	/s/ Suzanne H. Marquette
Name:	Suzanne H. Marquette
Title:	Senior Vice President

S-1

UBS LOAN FINANCE LLC,
as a Lender

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director Banking Products Services, US

By:	/s/ Ina R. Olsa
Ina R. Olsa
Associate Director
Banking Products Services, US

S-2

REGIONS BANK,
as a Lender

By:	/s/ Mark S. Worthen
Name:	Mark S. Worthen
Title:	Executive Vice President

S-1

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share
CIBC INC.	$30,000,000.00	30.00000000%
JPMORGAN CHASE BANK	$30,000,000.00	30.00000000%
UBS LOAN FINANCE LLC	$20,000,000.00	20.00000000%
REGIONS BANK	$20,000,000.00	20.00000000%

Total	$100,000,000.00	100%

A-1